Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Announces Retirement of the Chief Financial Officer Sheri Savage

HAYWARD, Calif., Tuesday April 28, 2026 / PRNewswire / Ultra Clean Holdings, Inc. (Nasdaq: UCTT), today announced that Sheri Savage, CFO, will be retiring from the company.

“On behalf of the Board and the entire UCT team, I want to extend my deepest gratitude to Sheri for her remarkable 17 years of leadership and service” said James Xiao, CEO. “Throughout her tenure, Sheri has played a pivotal role in shaping UCT’s financial strength, operational discipline, and long-term strategic direction. Her steady leadership, deep expertise, and unwavering commitment to excellence have helped guide the company through multiple industry cycles, positioning UCT for the next phase of growth. Sheri has been a trusted partner to me, the Board, and the broader global finance team, and her positive impact on this company will be lasting. We thank her sincerely for her dedication and wish her all the very best in her well-earned retirement.”

“It has been an incredible honor to be part of UCT’s journey over the past 17 years. I am deeply proud of what we have built together - strengthening our financial foundation, supporting our customers, and growing alongside a truly talented and committed global team,” said Sheri. “I am grateful for the trust and support I’ve received from my colleagues, our leadership team, and the Board throughout my tenure. UCT is well positioned for the future, and I look forward to watching the company continue to grow and succeed in the years ahead.”

The Board has initiated a comprehensive search for Sheri’s successor, considering both internal and external candidates, and will provide an update in due course.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, components, parts, and ultra-high purity cleaning and analytical services, primarily for the semiconductor industry. Under its Products division, UCT offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping, and high-precision manufacturing. Under its Services Division, UCT offers its customers tool chamber parts cleaning and coating, as well as micro-contamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Contact:

Rhonda Bennetto
SVP Investor Relations
rbennetto@uct.com